POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned initial trustee of the Realty Capital Income Funds Trust (the “Trust”) constitutes and appoints John H. Grady as a true and lawful attorney-in-fact and agent, with full and several power of substitution, on behalf of the Trust and on behalf of the undersigned to take any appropriate action to execute and file with the U.S. Securities and Exchange Commission (“Commission”) the registration statement on Form N-1A for the Trust and any and all amendments to such registration statement, execute and file any request for exemptive relief from state and federal regulations, execute and file any Rule 24f-2 notices to register shares of the Trust with the Commission, execute and file any registration statement on Form N-14 with the Commission and any and all amendments thereto, and perform any and all such acts as such attorney-in-fact may deem necessary or advisable in order to comply with the applicable laws of the United States or any individual state, and in connection therewith to execute and file all requisite papers and documents, including but not limited to, applications, reports, notices, surety bonds, irrevocable consents and appointments of attorneys for service of process; granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

WITNESS my hand on this 14th day of February, 2013.

NAME	TITLE

/s/Nicholas Schorsch	Initial Trustee
Nicholas Schorsch